Exhibit 5.2

September 14, 2016

PDC Energy, Inc.

1775 Sherman Street, Suite 3000

Denver, CO 80203

Ladies and Gentlemen:

We have acted as counsel to PDC Energy, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a final prospectus supplement dated September 8, 2016 (the “Final Prospectus Supplement”), which supplements a Registration Statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and effective on March 18, 2015, as amended by that certain Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, dated as of June 8, 2015 (the “Registration Statement”), including the prospectus dated June 8, 2015 included therein (the “Base Prospectus” and, together with the Final Prospectus Supplement, the “Prospectus”), relating to the offer and sale by the Company of $200.0 million aggregate principal amount of its 1.125% convertible senior notes due 2021 (the “Notes”). The Notes are being issued under an indenture dated as of September 14, 2016 (the “Base Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture to such Base Indenture dated as of September 14, 2016 (the “First Supplemental Indenture”, and together with the Base Indenture, the “Indenture”).

The Notes are being issued pursuant to the Prospectus and the Underwriting Agreement dated September 8, 2016 by and between the Company and J.P. Morgan Securities LLC, as representative of the underwriters named therein (the “Underwriting Agreement”). The Notes are convertible into cash, shares of common stock of the Company (the “Common Stock”) or a combination thereof at the election of the Company in accordance with the terms of the Indenture. The shares of Common Stock initially issuable upon conversion of the Notes (including the maximum number of such shares initially issuable under the Indenture) are referred to herein as the “Conversion Shares.”

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of each natural person signing any document reviewed by us, the authority of each person signing in a representative capacity (other than the Company) any document reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us or filed with the Securities and Exchange Commission as conformed and certified or reproduced copies. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto (other than the Company) to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. Upon the Notes having been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the manner contemplated by the Prospectus, the Notes will have been validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and entitled to the benefits of the Indenture, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability.

2. When the applicable conversion right has been duly exercised in accordance with the terms of the Notes and the Indenture, and the Conversion Shares have been issued and delivered upon such exercise in accordance with the terms of the Notes and the Indenture, the Conversion Shares will be validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. The opinions herein are limited to matters governed by the federal laws of the United States of America and the General Corporation Law of the State of Delaware. Except as expressly stated above, we express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

B. This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company on the date hereof and to the use of our name in the Registration Statement and the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

DAVIS GRAHAM & STUBBS LLP